FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES RECORD REVENUE FOR 2006

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com/

•	FULL-YEAR REVENUE OF $37.9 MILLION, UP 24.7% FROM $30.4 MILLION IN 2005

•	FOURTH QUARTER REVENUES UP 5.0% TO $9.2 MILLION VS. $8.7 MILLION IN Q4 2005

•	FULL-YEAR NET INCOME OF $1.0 MILLION, OR $0.29 PER SHARE

•	STOCKHOLDERS’ EQUITY INCREASES 14.4% TO $10.4 MILLION
MANKATO, Minn. /March 13, 2007 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced financial results for the fourth quarter and full-year period ended December 31, 2006.
Revenues for the fourth quarter were $9.2 million, an increase of 5.0 percent compared to the $8.7 million reported for the fourth quarter of fiscal 2005. The sales for the quarter and year to date were led by new customer wins and expanding sales to our current customer base, combined with continued progress of the Company’s proprietary products sales.
Gross profit for the fourth quarter was $1.5 million, or 16.1 percent of sales, down as a percent of sales from the $2.0 million or 22.5 percent of sales for the fourth quarter last year. Margins decreased due to lower margins from the Company’s new agreement with Select Comfort, margins received from new business as well as increased costs relating to the introduction of 26 new or revised products for the quarter, partially offset by a contribution from higher-margin proprietary products. Total operating expenses increased 25.0 percent to $1.3 million when compared to $1.1 million in the fourth quarter last year due to a 32.4 percent increase in general and administrative expenses and a 24.2 percent increase in research and development expenses.
Income from operations decreased 85.1 percent to $131,538 compared to $885,154 for the fourth quarter last year. Net income decreased 92.4 percent to $51,036, or $0.01 per basic and fully diluted share (based on 3.6 million fully diluted shares) compared to net income of $671,171, or $0.19 per basic and fully diluted share (based on 3.6 million fully diluted shares) for the fourth quarter last year.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “ We are pleased to see growth in revenue in the fourth quarter over the fourth quarter in 2005 however we did notice a softening in sales within the quarter. The most important revenue accomplishment was the increasing balance of business among our revenue base. We have seen an increase in complete product assembly, another objective of 2006.

For fiscal 2006, net sales were $37.9 million, up 24.7 percent compared to sales of $30.4 million for last year. Gross profit was $6.5 million, or 17.1 percent gross profit margin, compared to gross profit of $7.3 million, or 24.0 percent gross profit margin, for fiscal 2005. Total operating expenses were $4.8 million, up 16.7 percent, compared to $4.1 million for the comparable year-ago period. Operating income was $1.7 million, down 45.8 percent compared to $3.2 million last year. Net income was $1.0 million, or $0.29 per basic share and $0.28 per fully diluted share, compared to net income of $2.0 million, or $0.59 per basic and $0.57 per fully diluted share, for last year.
Stockholders’ equity increased 14.4 percent to $10.4 million as of December 31, 2006, from $9.1 million on December 31, 2005. The Company completed the fourth quarter with $6.7 million in working capital and a current ratio of 2.05 to 1.
Mr. Krueger concluded, “The revenue for 2006 set another record for the Company up over 24 percent from year end 2005. As we have previously announced orders and agreements are also taking shape for 2007. Profit margins for 2006 were overall as expected with some additional costs incurred due to the mid-year product enhancement expense in our proprietary line. Cost overruns on both manufacturing and contract engineering projects also contributed to added expenses in 2006. Going forward we will continue to build on the successes of 2006 and work on improvements in our execution and efficiencies. Growth initiatives in our manufacturing business as well as proprietary products will be paramount as we work to rebuild our margins from our new business base.
Management will conduct a conference call to discuss its financial results today at 4:30 p.m. ET. Interested parties may access the call by calling 888-802-2280 from within the United States, or 913-312-1266 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through March 20, 2007, and can be accessed by dialing 888-203-1112 (U.S.), 719-457-0820 (Int’l), passcode 2974608. This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics’ website at www.winland.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 13, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.
About Winland
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.
Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. Froward looking statements in this release include, but are not limited, to the statements regarding the following issues: (1) diversification of the customer base and balancing the Company’s business; (2) increase in profits; (3) ability to secure additional orders and agreements for 2007; (4) improvements in the Company’s execution and efficiencies of projects; and (5) success of growth initiatives with regard to the Company’s manufacturing business and its proprietary products. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (1) profit margins will decrease further due to competitive pressure and increased production cost; (2) the Company will not be able to control cost overruns on manufacturing and contract engineering projects; (3) unanticipated problems in design, manufacture or performance of the Company’s products will arise; and (4) the Company will not be able to expand or even maintain its current business base. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-

WINLAND ELECTRONICS, INC.
AUDITED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2006 and 2005

	Three Months Ended		Twelve Months Ended
	2006	2005	2006	2005

Net sales	$9,185,724	$8,745,926	$37,945,004	$30,432,960
Cost of sales	7,704,971	6,781,346	31,439,758	23,134,362

Gross profit	1,480,753	1,964,580	6,505,246	7,298,598

Operating expenses:
General and administrative	676,253	510,821	2,479,584	1,901,478
Sales and marketing	440,556	381,529	1,637,002	1,379,433
Research and development	232,406	187,076	642,330	798,138

	1,349,215	1,079,426	4,758,916	4,079,049

Operating income	131,538	885,154	1,746,330	3,219,549

Other income (expenses):
Interest expense	(78,113)	(31,948)	(187,570)	(124,485)
Other, net	1,094	19,865	9,336	37,292

	(77,019)	(12,083)	(178,234)	(87,193)

Income before income taxes	54,519	873,071	1,568,096	3,132,356

Income tax expense	(3,483)	(201,900)	(529,783)	(1,083,000)

Net income	$51,036	$671,171	$1,038,313	$2,049,356

Earnings per common share:
Basic	$0.01	$0.19	$0.29	$0.59
Diluted	0.01	0.19	0.28	0.57

Weighted-average number of common shares outstanding:
Basic	3,584,296	3,521,939	3,553,062	3,491,227
Diluted	3,640,255	3,635,643	3,653,891	3,626,717
See Notes to the Audited Financial Statements

WINLAND ELECTRONICS, INC.
AUDITED BALANCE SHEETS

	December 31		December 31
ASSETS	2006		2005

Current Assets
Cash		$50,498		$865,181
Accounts receivable, net		5,165,014		4,033,241
Refundable Income taxes		237,154		48,298
Inventories
Raw materials	4,880,949		2,339,314
Work in process	327,212		163,778
Finished goods	1,976,236		1,212,297
Allowance for obsolete inventory	(189,900)		(191,900)

Total inventories		6,994,497		3,523,489
Prepaid expenses		359,735		311,240
Deferred income taxes		278,000		236,500

Total current assets		13,084,898		9,017,949

Other Assets		3,463		1,408

Property and Equipment, at cost:
Land and land improvements	382,901		272,901
Building	3,047,908		3,040,435
Machinery and equipment	6,862,761		5,537,094
Data processing equipment	1,052,302		1,205,585
Office furniture and equipment	408,263		412,219

Total property and equipment		11,754,135		10,468,234
Less accumulated depreciation		(5,975,111)		(5,540,097)

Net property and equipment		5,779,024		4,928,137

Total assets		$18,867,385		$13,947,494

See Notes to the Audited Financial Statements

WINLAND ELECTRONICS, INC.
AUDITED BALANCE SHEETS

	December 31	December 31
LIABILITIES AND STOCKHOLDERS' EQUITY	2006	2005

Current Liabilities
Revolving line of credit agreement	$1,924,000	$—
Current maturities of long-term debt	627,290	537,537
Accounts payable	2,829,700	1,486,998
Accrued expenses:
Compensation	673,090	801,116
Allowance for rework and warranty costs	126,110	117,300
Other	196,679	82,880

Total current liabilities	6,376,869	3,025,831

Long Term Liabilities
Long-term debt, less current maturities	1,705,576	1,424,863
Deferred income taxes	255,000	261,900
Deferred revenue	146,398	154,539

Total long-term liabilities	2,106,974	1,841,302

Stockholders’ Equity
Common stock	35,999	35,279
Additional paid-in capital	4,429,184	4,165,035
Retained earnings	5,918,359	4,880,047

Total stockholders’ equity	10,383,542	9,080,361

Total liabilities and stockholders’ equity	$18,867,385	$13,947,494

See Notes to the Audited Financial Statements